Exhibit 99.2

Amendment No. 2 to the Graham Corporation Employee Stock Purchase Plan

1.	Purpose of Amendment

The purpose of this Amendment No. 2 to the Graham Corporation Employee Stock Purchase Plan (the “Plan) is to increase the aggregate number of shares of Common Stock available for purchase under the Plan by 200,000 shares and to make certain other updates to the terms of the Plan.

2.	Definitions

Terms not otherwise defined herein shall have the meanings set forth in the Plan.

3.	Amended Terms

Section 2(f) of the Plan is hereby amended to change the references to “NYSE Amex” in such section to “NYSE”.

Section 3 of the Plan is hereby amended to increase the number of available shares of Common Stock available for purchase under the Plan by 200,000 shares by restating such section to read in its entirety as follows:

“Subject to the provisions of Section 12, the total number of shares of Common Stock which may be purchased by employees under the Plan shall not exceed 400,000. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company.”

4.	No Other Changes

Except as specifically set forth herein, no other terms of the Plan are being modified by this Amendment No. 2.

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